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Exhibit 5(c) Optional Paid Up Life Insurance Rider.
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                        Companion Life Insurance Company

                     OPTIONAL PAID-UP LIFE INSURANCE RIDER

This rider is part of the policy to which it is attached. It is subject to all of the policy provisions which are not inconsistent with the rider provisions. The effective date of this rider is the date of issue of the policy.

Benefit
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If you exercise this rider, we will guarantee to keep this policy in force as paid-up life insurance for the whole of life. We will deduct 3% of the Accumulation Value on the date you exercise this rider. This option is available after the 15/th/ policy anniversary if the conditions listed below are met.

Conditions to Exercise This Rider
---------------------------------

In order to exercise this rider, the following conditions must be met:

     (a)  The Insured has attained age 75 or older;
     (b) The policy has a loan balance equal to 96% of the Accumulation Value. Any loan in excess of this amount must be repaid;
     (c)  The loan balance is greater than the Specified Amount;
     (d) The amount of new loans taken in the last 36 months is less than 30% of the loan balance;
     (e) No Additional Insured Term Riders are attached to the base policy at the time you exercise this rider.

Amount of Paid-Up Life Insurance
--------------------------------

The amount of paid-up life insurance provided under this policy on the date you exercise this rider will equal:

     (a)  the Accumulation Value on that date; less
     (b)  the 3% deduction; multiplied by
     (c)  105%.

On that date this amount will become the Specified Amount under the policy. The death benefit under the policy will be the greatest of:

     (a)  the current Specified Amount on the date of death; or
     (b) the policy's Accumulation Value on the date of death plus the corridor amount for the Insured's attained age; or
     (c) the policy's loan balance on the date of death plus the corridor amount for the Insured's attained age.

The death benefit payable will be reduced by any loan balance.

Corridor Percentage
-------------------

The corridor percentage will not be less than 1%.

Changes to Policy Provisions
----------------------------

After you exercise this rider, the following will apply:

     (a)  We will not accept any additional premium payments;
     (b) Changes in Specified Amount or death benefit option will not be allowed;
     (c) For variable life insurance policies, all amounts that are not allocated to the Loan Account must be allocated to the Fixed Account.

All other policy provisions will remain in effect.


                                                Companion Life Insurance Company

                                                /s/ M. Jane Huerter

                                                             Corporate Secretary